SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN  STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                                (Amendment No.1)*



                             Metasolv Software, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock

--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    591393103

--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]    Rule 13d-1(b)

[ ]    Rule 13d-1(c)

[X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)







                                  Page 1 of 25
                            Exhibit Index on Page 23

---------------------------------------                                        ---------------------------------------
CUSIP NO. 591393103                                       13G                               Page 2 of 25
---------------------------------------                                        ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Austin Ventures IV-A, L.P. ("AV IV-A")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
              NUMBER OF                       1,549,454  shares,  except that AV Partners  IV,  L.P.  ("AVP IV"),  the
               SHARES                         general  partner  of AV IV-A,  may be deemed to have sole  power to vote
            BENEFICIALLY                      these shares,  and Joseph C. Aragona  ("Arogona"),  Kenneth P. DeAngelis
           OWNED BY EACH                      ("DeAngelis"),   Jeffery  C.   Garvey   ("Garvey),   John  D.   Thornton
              REPORTING                       ("Thornton")  and William P. Wood  ("Wood"),  partners of AVP IV, may be
               PERSON                         deemed to have shared power to vote these shares.
                WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,549,454  shares,  except that AVP IV, the general  partner of AV IV-A, may be  deemed  to have  sole  power to  dispose  of these  shares,  and
                                              Aragona,  DeAngelis,  Garvey, Thornton and Wood, partners of AVP IV, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,549,454
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    4.33%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN

------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        ---------------------------------------
CUSIP NO. 591393103                                       13G                               Page 3 of 25
---------------------------------------                                        ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Austin Ventures IV-B, L.P. ("AV IV-B")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
              NUMBER OF                       3,250,546  shares,  except that AVP IV, the general  partner of AV IV-B,
               SHARES                         SHARES  may be deemed  to have  sole  power to vote  these  shares,  and
            BENEFICIALLY                      Aragona,  DeAngelis,  Garvey, Thornton and Wood, partners of AVP IV, may
           OWNED BY EACH                      be deemed to have shared power to vote these shares.
              REPORTING
               PERSON
                WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              3,250,546  shares,  except that AVP IV, the general  partner of AV IV-B, may be  deemed  to have  sole  power to  dispose  of these  shares,  and
                                              Aragona,  DeAngelis,  Garvey, Thornton and Wood, partners of AVP IV, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,250,546
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    9.09%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        ---------------------------------------
CUSIP NO. 591393103                                       13G                               Page 4 of 25
---------------------------------------                                        ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      AV Partners IV, L.P. ("AVP IV")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
              NUMBER OF                       4,800,000  shares,  of which 1,549,454 are directly owned by AV IV-A and
               SHARES                         3,250,546 are directly owned by AV IV-B. AVP IV, the general  partner of
            BENEFICIALLY                      AV IV-A and AV IV-B,  may be  deemed to have  sole  power to vote  these
           OWNED BY EACH                      shares, and Aragona,  DeAngelis,  Garvey, Thornton and Wood, partners of
              REPORTING                       AVP IV, may be deemed to have shared power to vote these shares.
               PERSON
                WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              4,800,000  shares,  of which 1,549,454 are directly owned by AV IV-A and
                                              3,250,546 are directly owned by AV IV-B. AVP IV, the general  partner of
                                              AV IV-A and AV IV-B,  may be  deemed to have sole  power to  dispose  of these  shares,  and  Aragona,  DeAngelis,  Garvey,  Thornton  and  Wood,
                                              partners  of AVP IV,  may be deemed to have  shared  power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,800,000
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    13.43%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        ---------------------------------------
CUSIP NO. 591393103                                       13G                               Page 5 of 25
---------------------------------------                                        ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Austin Ventures VI, L.P. ("AV VI")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
              NUMBER OF                       957,922 shares, except that AV Partners VI, L.P. ("AVP VI"), the general
               SHARES                         partner of AV VI, may be deemed to have sole power to vote these shares,
            BENEFICIALLY                      and Joseph C. Aragona ("Arogona"),  Kenneth P. DeAngelis  ("DeAngelis"),
           OWNED BY EACH                      Jeffery C. Garvey  ("Garvey),  Edward E.  Olkkola  ("Olkkola"),  John D.
              REPORTING                       Thornton  ("Thornton")  and Blaine F.  Wesner  ("Wesner"),  the  general
               PERSON                         partners  of AVP VI,  may be deemed to have  shared  power to vote these
                WITH                          shares.

                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              957,922 shares, except that AVP VI, the general partner of AV VI, may be deemed to have sole  power to  dispose  of these  shares,  and  Aragona,
                                              DeAngelis, Garvey, Olkkola, Thornton and Wesner, the general partners of
                                              AVP VI, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       957,922
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    2.68%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        ---------------------------------------
CUSIP NO. 591393103                                       13G                               Page 6 of 25
---------------------------------------                                        ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Austin Ventures VI Affiliates Fund, L.P. ("AV VI A")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
              NUMBER OF                       26,942 shares,  except that AVP VI, the general  partner of AV VI A, may
               SHARES                         be  deemed  to have  sole  power  to vote  these  shares,  and  Aragona,
            BENEFICIALLY                      DeAngelis, Garvey, Olkkola, Thornton and Wesner, the general partners of
           OWNED BY EACH                      AVP VI, may be deemed to have shared power to vote these shares.
              REPORTING
               PERSON
                WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              26,942 shares,  except that AVP VI, the general  partner of AV VI A, may be deemed to have sole power to dispose of these  shares,  and  Aragona,
                                              DeAngelis, Garvey, Olkkola, Thornton and Wesner, the general partners of
                                              AVP VI, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       26,942
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.07%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        ---------------------------------------
CUSIP NO. 591393103                                       13G                               Page 7 of 25
---------------------------------------                                        ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      AV Partners VI, L.P. ("AVP VI")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
              NUMBER OF                       984,864 shares,  of which 957,922 are directly owned by AV VI and 26,942
               SHARES                         are directly owned by AV VI A. AVP VI, the general  partner of AV VI and
            BENEFICIALLY                      AV VI A, may be deemed  to have sole  power to vote  these  shares,  and
           OWNED BY EACH                      Aragona,  DeAngelis,  Garvey, Olkkola,  Thornton and Wesner, the general
              REPORTING                       partners  of AVP VI,  may be deemed to have  shared  power to vote these
               PERSON                         shares.
                WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              984,864 shares,  of which 957,922 are directly owned by AV VI and 26,942 are directly owned by AV VI A. AVP VI, the general  partner of AV VI and
                                              AV VI A, may be deemed to have sole power to  dispose  of these  shares, and  Aragona,  DeAngelis,  Garvey,  Olkkola,  Thornton  and Wesner,  the
                                              general  partners  of AVP VI,  may be  deemed  to have  shared  power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       984,864
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    2.75%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        ---------------------------------------
CUSIP NO. 591393103                                       13G                               Page 8 of 25
---------------------------------------                                        ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Joseph C. Aragona ("Aragona")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
              NUMBER OF                       133,647  shares,  of which  9,573 are  directly  owned by Aragona and OF
               SHARES                         124,074  are  directly   owned  by  Aragona,   Ltd.,  a  Texas   limited
            BENEFICIALLY                      partnership,  and Aragona, the sole general partner of Aragona, Ltd, may
           OWNED BY EACH                      be deemed to have sole power to vote these shares.
              REPORTING
               PERSON
                WITH                  -------- -----------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              5,784,864  shares,  of which  1,549,454  are directly  owned by AV IV-A,
                                              3,250,546 are directly  owned by AV IV-B,  957,922 are directly owned by
                                              AV VI and 26,942  are  directly  owned by AV VI A.  Aragona is a general partner of both AVP IV, the general  partner of AV IV-A and AV IV-B, and
                                              AVP VI, the  general  partner of AV VI and AV VI A, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              133,647 shares, of which 9,573 are directly owned by Aragona and 124,074 are directly owned by Aragona,  Ltd., a Texas limited  partnership,  and
                                              Aragona, the sole general partner of Aragona, Ltd, may be deemed to have sole power to dispose of these shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              5,784,864  shares,  of which  1,549,454  are directly  owned by AV IV-A,
                                              3,250,546 are directly  owned by AV IV-B,  957,922 are directly owned by
                                              AV VI and 26,942  are  directly  owned by AV VI A.  Aragona is a general partner of both AVP IV, the general  partner of AV IV-A and AV IV-B, and
                                              AVP VI, the  general  partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,918,511
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    16.56%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        ---------------------------------------
CUSIP NO. 591393103                                       13G                               Page 9 of 25
---------------------------------------                                        ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Kenneth P. DeAngelis ("DeAngelis")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
              NUMBER OF                       127,039  shares,  of which  120,431 are directly  owned by DeAngelis and
               SHARES                         6,608  are  directly   owned  by   DeAngelis,   Ltd.,  a  Texas  limited
            BENEFICIALLY                      partnership, and DeAngelis, the sole general partner of DeAngelis, Ltd.,
           OWNED BY EACH                      may be deemed to have sole power to vote these shares.
              REPORTING
               PERSON                -------- ------------------------------------------------------------------------
                WITH                 6        SHARED VOTING POWER
                                              5,784,864  shares,  of which  1,549,454  are directly  owned by AV IV-A,
                                              3,250,546 are directly  owned by AV IV-B,  957,922 are directly owned by
                                              AV VI and 26,942 are directly  owned by AV VI A.  DeAngelis is a general partner of both AVP IV, the general  partner of AV IV-A and AV IV-B, and
                                              AVP VI, the  general  partner of AV VI and AV VI A, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              127,039  shares,  of which  120,431 are directly  owned by DeAngelis and
                                              6,608  are  directly   owned  by   DeAngelis,   Ltd.,  a  Texas  limited
                                              partnership, and DeAngelis, the sole general partner of DeAngelis, Ltd., may be deemed to have sole power to dispose of these shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              5,784,864  shares,  of which  1,549,454  are directly  owned by AV IV-A,
                                              3,250,546 are directly  owned by AV IV-B,  957,922 are directly owned by
                                              AV VI and 26,942 are directly  owned by AV VI A.  DeAngelis is a general partner of both AVP IV, the general  partner of AV IV-A and AV IV-B, and
                                              AVP VI, the  general  partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,911,903
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    16.54%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        ---------------------------------------
CUSIP NO. 591393103                                       13G                               Page 10 of 25
---------------------------------------                                        ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Jeffery C. Garvey ("Garvey")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              92,185 shares
              NUMBER OF
               SHARES                -------- ------------------------------------------------------------------------
            BENEFICIALLY             6        SHARED VOTING POWER
           OWNED BY EACH                      5,784,864  shares,  of which  1,549,454  are directly  owned by AV IV-A,
              REPORTING                       3,250,546 are directly  owned by AV IV-B,  957,922 are directly owned by
               PERSON                         AV VI and  26,942  are  directly  owned by AV VI A.  Garvey is a general
                WITH                          partner of both AVP IV, the general  partner of AV IV-A and AV IV-B, and
                                              AVP VI, the  general  partner of AV VI and AV VI A, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              92,185 shares

                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              5,784,864  shares,  of which  1,549,454  are directly  owned by AV IV-A,
                                              3,250,546 are directly  owned by AV IV-B,  957,922 are directly owned by
                                              AV VI and  26,942  are  directly  owned by AV VI A.  Garvey is a general partner of both AVP IV, the general  partner of AV IV-A and AV IV-B, and
                                              AVP VI, the  general  partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,877,049
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    16.44%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        ---------------------------------------
CUSIP NO. 591393103                                       13G                               Page 11 of 25
---------------------------------------                                        ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Edward E. Olkkola ("Olkkola")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              1,500 shares
              NUMBER OF
               SHARES                -------- ------------------------------------------------------------------------
            BENEFICIALLY             6        SHARED VOTING POWER
           OWNED BY EACH                      984,864 shares,  of which 957,922 are directly owned by AV VI and 26,942
              REPORTING                       are directly  owned by AV VI A. Olkkola is a general  partner of AVP VI,
               PERSON                         the  general  partner  of AV VI and AV VI A, and may be  deemed  to have
                WITH                          shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,500 shares

                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              984,864 shares,  of which 957,922 are directly owned by AV VI and 26,942 are directly  owned by AV VI A. Olkkola is a general  partner of AVP VI, the  general  partner  of AV VI and AV VI A, and may be  deemed  to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       984,864
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    2.76%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        ---------------------------------------
CUSIP NO. 591393103                                       13G                               Page 12 of 25
---------------------------------------                                        ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      John D. Thornton ("Thornton")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              63,705  shares,  of which 3,500 are  directly  owned by Thornton  and OF
               NUMBER OF                      60,205 are directly owned by John Thornton Family I, Ltd.  ("Family I"),
                SHARES                        a Texas limited partnership,  and Thornton,  the sole general partner of
             BENEFICIALLY                     Family I, may be deemed to have sole power to vote these shares.
            OWNED BY EACH            -------- ------------------------------------------------------------------------
               REPORTING             6        SHARED VOTING POWER
                PERSON                        5,784,864  shares,  of which  1,549,454  are directly  owned by AV IV-A,
                 WITH                         3,250,546 are directly  owned by AV IV-B,  957,922 are directly owned by
                                              AV VI and 26,942 are directly owned by AV VI A. Thornton is a partner of
                                              AVP IV,  the  general  partner  of AV IV-A  and AV IV-B,  and a  general partner  AVP VI,  the  general  partner of AV VI and AV VI A, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              63,705 shares,  of which 3,500 are directly owned by Thornton and 60,205 are directly owned by John Thornton Family I, Ltd. ("Family I"), a Texas limited partnership, and Thornton, the sole general partner of Family I, may be deemed to have sole power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              5,784,864  shares,  of which  1,549,454  are directly  owned by AV IV-A,
                                              3,250,546 are directly  owned by AV IV-B,  957,922 are directly owned by
                                              AV VI and 26,942 are directly owned by AV VI A. Thornton is a partner of
                                              AVP IV,  the  general  partner  of AV IV-A  and AV IV-B,  and a  general partner  AVP VI,  the  general  partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,848,569
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    16.36%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        ---------------------------------------
CUSIP NO. 591393103                                       13G                               Page 13 of 25
---------------------------------------                                        ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Blaine F. Wesner ("Wesner")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              65,840 shares
               NUMBER OF
                SHARES               -------- ------------------------------------------------------------------------
             BENEFICIALLY            6        SHARED VOTING POWER
            OWNED BY EACH                     984,864 shares,  of which 957,922 are directly owned by AV VI and 26,942
               REPORTING                      are  directly  owned by AV VI A. Wesner is a general  partner of AVP VI,
                PERSON                        the  general  partner  of AV VI and AV VI A, and may be  deemed  to have
                 WITH                         shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              65,840 shares

                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              984,864 shares,  of which 957,922 are directly owned by AV VI and 26,942 are  directly  owned by AV VI A. Wesner is a general  partner of AVP VI, the  general  partner  of AV VI and AV VI A, and may be  deemed  to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,050,704
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    2.95%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        ---------------------------------------
CUSIP NO. 591393103                                       13G                               Page 14 of 25
---------------------------------------                                        ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      William P. Wood ("Wood")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              0 shares
               NUMBER OF
                SHARES               -------- ------------------------------------------------------------------------
             BENEFICIALLY            6        SHARED VOTING POWER
            OWNED BY EACH                     4,852,932  shares,  of which  1,549,454  are directly  owned by AV IV-A,
               REPORTING                      3,250,546 are directly owned by AV IV-B and 52,932 are directly owned by
                PERSON                        the Silverton  Foundation,  a Texas  non-profit  corporation.  Wood is a
                 WITH                         general  partner of AVP IV, the general  partner of AV IV-A and AV IV-B, and a trustee  of the  Silverton  Foundation,  and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares

                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              4,852,932  shares,  of which  1,549,454  are directly  owned by AV IV-A,
                                              3,250,546 are directly owned by AV IV-B and 52,932 are directly owned by the Silverton  Foundation,  a Texas  non-profit  corporation.  Wood is a general  partner of AVP IV, the general  partner of AV IV-A and AV IV-B, and a trustee  of the  Silverton  Foundation,  and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,852,932
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    13.58%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER

                  Metasolv Software, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  5560 Tennyson Parkway
                  Plano, Texas 75024

 ITEM 2(A).       NAME OF PERSONS FILING

                  This Statement is filed by Austin Ventures IV-A, L.P., a Delaware limited partnership ("AV IV-A"), Austin Ventures IV-B, L.P., a Delaware limited partnership ("AV IV-B"), AV Partners IV, L.P., a Delaware limited partnership ("AVP IV"), Austin Ventures VI, L.P., a Delaware limited partnership ("AV VI"), Austin Ventures VI Affiliates Fund, L.P., a Delaware limited partnership ("AV VI A"), Joseph C. Aragona ("Arogona"), Kenneth P. DeAngelis ("DeAngelis"), Jeffery C. Garvey ("Garvey), Edward E. Olkkola ("Olkkola"), John D. Thornton ("Thornton"), Blaine F. Wesner ("Wesner") and William
                  P. Wood ("Wood"). Aragona, DeAngelis, Garvey, Thornton and Wood are partners of AVP IV. Aragona, DeAngelis, Garvey, Olkkola, Thornton and Wesner are the general partners of AVP
                  VI. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  AVP IV, the general partner of AV IV-A and AV IV-B, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AV IV-A and AV IV-B. Aragona, DeAngelis, Garvey, Thornton and Wood are partners of AVP IV and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AV IV-A and AV IV-B.

                  AVP VI, the general partner of AV VI and AV VI A, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AV VI and AV VI A. Aragona, DeAngelis, Garvey, Olkkola, Thornton and Wesner are general partners of AVP VI and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AV VI and AV VI A.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Austin Ventures
                  701 N. Brazos St., Suite 1400
                  Austin, Texas 78701

ITEM 2(C)         CITIZENSHIP

                  AV IV-A, AV IV-B, AVP IV, AV VI, AV VI A and AVP VI are Delaware limited partnerships Aragona, DeAngelis, Garvey, Olkkola, Thornton, Wesner and Wood are United States citizens.

ITEM 2(D) AND (E).         TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 591393103

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                         (a)      Amount beneficially owned:

                                  See Row 9 of cover page for each Reporting Person.

                         (b)      Percent of Class:

                                  See Row 11 of cover page for each Reporting Person.

                         (c)      Number of shares as to which such person has:

                                  (i)      Sole  power to vote or to direct  the
                                           vote:

                                           See  Row 5 of  cover  page  for  each
                                           Reporting Person.

                                  (ii)     Shared power to vote or to direct the
                                           vote:

                                           See  Row 6 of  cover  page  for  each
                                           Reporting Person.

                                  (iii) Sole power to dispose or to direct the disposition of:

                                           See  Row 7 of  cover  page  for  each
                                           Reporting Person.

                                  (iv) Shared power to dispose or to direct the disposition of:

                                           See  Row 8 of  cover  page  for  each
                                           Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE  THAN FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON.

                  Under certain circumstances set forth in the limited partnership agreements of AV IV-A, AV IV-B, AVP IV, AV VI, AV VI A and AVP VI, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10.          CERTIFICATION.

                  Not applicable

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001


AUSTIN VENTURES IV-A, L.P.               /s/ John Nicholson
By AV Partners IV, L.P.,            --------------------------------------------
Its General Partner                 Signature


                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES IV-B, L.P.               /s/ John Nicholson
By AV Partners IV, L.P.,            --------------------------------------------
Its General Partner                 Signature


                                    John Nicholson
                                    Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES IV, L.P.            /s/ John Nicholson
                                    --------------------------------------------
                                    Signature


                                    John Nicholson
                                    Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES VI, L.P.            /s/ John Nicholson
By AV Partners VI, L.P.,            --------------------------------------------
Its General Partner                 Signature


                                    John Nicholson
                                    Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES VI AFFILIATES FUND, /s/ John Nicholson
L.P.                                --------------------------------------------
By AV Partners VI, L.P.,            Signature
Its General Partner


                                    John Nicholson
                                    Chief Financial Officer/Attorney-In-Fact

AUSTIN VENTURES VI, L.P.            /s/ John Nicholson
                                    --------------------------------------------
                                    Signature


                                    John Nicholson
                                    Chief Financial Officer/Attorney-In-Fact



JOSEPH C. ARAGONA                   /s/ John Nicholson
                                    --------------------------------------------
                                    Signature


                                    John Nicholson
                                    Chief Financial Officer/Attorney-In-Fact



KENNETH P. DeANGELIS                /s/ John Nicholson
                                    --------------------------------------------
                                    Signature


                                    John Nicholson
                                    Chief Financial Officer/Attorney-In-Fact



JEFFERY C. GARVEY                   /s/ John Nicholson
                                    --------------------------------------------
                                    Signature


                                    John Nicholson
                                    Chief Financial Officer/Attorney-In-Fact



EDWARD E. OLKKOLA                   /s/ John Nicholson
                                    --------------------------------------------
                                    Signature


                                    John Nicholson
                                    Chief Financial Officer/Attorney-In-Fact



JOHN D. THORNTON                    /s/ John Nicholson
                                    --------------------------------------------
                                    Signature


                                    John Nicholson
                                    Chief Financial Officer/Attorney-In-Fact

BLAINE F. WESNER                    /s/ John Nicholson
                                    --------------------------------------------
                                    Signature


                                    John Nicholson
                                    Chief Financial Officer/Attorney-In-Fact



WILLIAM P. WOOD                     /s/ John Nicholson
                                    --------------------------------------------
                                    Signature


                                    John Nicholson
                                    Chief Financial Officer/Attorney-In-Fact

                                  EXHIBIT INDEX

                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------
Exhibit A:  Agreement of Joint Filing                                  22


Exhibit B: Reference to John Nicholson as Attorney-In-Fact             25

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Crossroads Systems, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:  February 14, 2001


AUSTIN VENTURES IV-A, L.P.          /s/ John Nicholson
By AV Partners IV, L.P.,            --------------------------------------------
Its General Partner                 Signature


                                    John Nicholson
                                    Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES IV-B, L.P.          /s/ John Nicholson
By AV Partners IV, L.P.,            --------------------------------------------
Its General Partner                 Signature


                                    John Nicholson
                                    Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES IV, L.P.            /s/ John Nicholson
                                    --------------------------------------------
                                    Signature


                                    John Nicholson
                                    Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES VI, L.P.            /s/ John Nicholson
By AV Partners VI, L.P.,            --------------------------------------------
Its General Partner                 Signature


                                    John Nicholson
                                    Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES VI AFFILIATES FUND, /s/ John Nicholson
L.P.                                --------------------------------------------
By AV Partners VI, L.P.,            Signature
Its General Partner


                                    John Nicholson
                                    Chief Financial Officer/Attorney-In-Fact

AUSTIN VENTURES VI, L.P.            /s/ John Nicholson
                                    --------------------------------------------
                                    Signature


                                    John Nicholson
                                    Chief Financial Officer/Attorney-In-Fact



JOSEPH C. ARAGONA                   /s/ John Nicholson
                                    --------------------------------------------
                                    Signature


                                    John Nicholson
                                    Chief Financial Officer/Attorney-In-Fact



KENNETH P. DeANGELIS                /s/ John Nicholson
                                    --------------------------------------------
                                    Signature


                                    John Nicholson
                                    Chief Financial Officer/Attorney-In-Fact



JEFFERY C. GARVEY                   /s/ John Nicholson
                                    --------------------------------------------
                                    Signature


                                    John Nicholson
                                    Chief Financial Officer/Attorney-In-Fact




EDWARD E. OLKKOLA                   /s/ John Nicholson
                                    --------------------------------------------
                                    Signature


                                    John Nicholson
                                    Chief Financial Officer/Attorney-In-Fact



JOHN D. THORNTON                    /s/ John Nicholson
                                    --------------------------------------------
                                    Signature


                                    John Nicholson
                                    Chief Financial Officer/Attorney-In-Fact

BLAINE F. WESNER                    /s/ John Nicholson
                                    --------------------------------------------
                                    Signature


                                    John Nicholson
                                    Chief Financial Officer/Attorney-In-Fact



WILLIAM P. WOOD                     /s/ John Nicholson
                                    --------------------------------------------
                                    Signature


                                    John Nicholson
                                    Chief Financial Officer/Attorney-In-Fact

                                    EXHIBIT B

                 REFERENCE TO JOHN NICHOLSON AS ATTORNEY-IN-FACT

         John Nicholson has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.